                                                                DQE Exhibit 12.1

                             DQE and Subsidiaries

              Calculation of Ratio of Earnings to Fixed Charges
           and Preferred and Preference Stock Dividend Requirements
                            (Thousands of Dollars)

                                                   Six Months Ended                            Year Ended
                                                       June 30,                               December 31,

                                                         2001            2000         1999         1998       1997        1996
                                                   ----------------   ------------------------------------------------------------
FIXED CHARGES:
 Interest on long-term debt                        $      32,280      $  73,546    $   79,454  $   81,076  $  88,420   $  88,478
 Other interest                                           15,925         36,118        28,212      14,556     13,823      10,926
 Portion of lease payments representing an
  interest factor                                          2,802          6,783        42,973      44,146     44,208      44,357
 Dividend requirement                                      7,155         14,131        14,684      15,612     21,649      14,385
                                                   -------------      ----------------------------------------------------------
   Total Fixed Charges                             $      58,162      $ 130,578    $  165,323  $  155,390  $ 167,100   $ 158,146
                                                   -------------      ----------------------------------------------------------
EARNINGS:
 (Loss) Income from continuing operations          $    (109,538)     $ 153,551    $  201,416  $  196,688  $ 199,101   $ 179,138
 Income taxes (benefit)                                  (20,917)        70,350       110,722*    100,982*    95,805*     87,388*
 Fixed charges as above                                   58,162        130,578       165,323     155,390    167,100     158,146
                                                   -------------      ----------------------------------------------------------
   Total Earnings                                  $     (30,459)     $ 354,479    $  477,461  $  453,060  $ 462,006   $ 424,672
                                                   -------------      ----------------------------------------------------------
RATIO OF EARNINGS TO FIXED CHARGES(1)                      (0.52)          2.72          2.89        2.92       2.76        2.69
                                                   =============      ==========================================================

*Earnings related to income taxes reflect a $3.0 million, $12.0 million, $17.0 million and $12.0 million decrease for the twelve months ended December 31, 1999, 1998,1997 and 1996, respectively, due to a financial statement reclassification related to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The ratio of earnings to fixed charges, absent this reclassification equals 2.86, 2.99, 2.87 and 2.76 for the twelve months ended December 31, 1999, 1998, 1997 and 1996, respectively.

(1) Due to the impairment and write-down of certain assets in 2001, the earnings for the six months ended June 30, 2001 are deficient to cover fixed charges in the amount of $88,621,000.